KIRKLAND’S FIRST QUARTER 2011 CONFERENCE CALL

Moderator: Robert Alderson
May 20, 2011
9:30 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Kirkland’s incorporated first quarter 2011 conference call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time if you have a question, you may press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator, you may press star 0. As a reminder this conference is being recorded today, Friday, May 20, 2011.

I would now like to turn the conference over to Tripp Sullivan of Corporate Communications. Please go ahead, sir.
Tripp Sullivan:
Good morning, and welcome to this Kirkland’s Incorporated conference call to review the Company’s results for the first quarter of fiscal 2011. On the call this morning are Robert Alderson, President and Chief Executive
Officer, and Mike Madden, Senior Vice President and Chief Financial Officer.

The results, as well as Notice of the Accessibility in this conference call on a listen-only basis over the
Internet released earlier this morning in a press release that has been covered by the financial media.

Except for historical information discussed during this conference call, statements made by company management are forward-looking and may — pursuant to the Safe Harbor provisions of the Private Securities
Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results in future periods to differ materially from forecasted results.

Those risks and uncertainties are more fully described in current filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on April 14, 2011.
With that said, I’ll turn the call over to your Robert.
Robert Alderson:
Thanks, Tripp, and good morning everyone. Thanks for joining us. We knew the first quarter would be a challenge, given the difficult comparisons we were up against from last year’s unprecedented results.

We were pleased with our earnings performance being above our guidance range, despite the decline comparable store sales. We achieved this level of earnings to a slightly higher merchandise margin than anticipated, combined with lower operating expenses and a lower tax rate.

I’ll turn the call over to Mike who will walk you through our financial results.
Michael Madden:	Thanks, Robert. Good morning, everyone. I’ll begin with the first quarter review, and then finish with financial guidance for the second quarter and performance goals for fiscal 2011.

For the first quarter, net sales were $94.4 million, a 1% increase versus the prior year quarter. As previously announced, comparable store sales decreased 8.4%. Average sales per store were down approximately
6%. The comp sales decline was driven by a 7% decline in transactions and a slight decline in the average ticket.

The decrease in transactions resulted from slightly negative year-over-year traffic counts and a decline in the conversation rate. The decrease in the average ticket was the result of a lower average retail selling price, partially offset by an increase in items per transaction. Comp sales results were relatively consistent across geographic areas of the country, and consistent with the pattern we experienced in Q4 of
2010.

Among the more significant areas of the country in which we operate, we had better than company average results in Florida, in California, and worse than average results in Texas and Louisiana. Merchandise categories showing comp increases were Floral and Textiles. These increases were offset primarily by declines in our Wall categories and Decorative Accessories.

E-Commerce sales, which are not currently included in our comp base, were $1.6 million for the quarter. The business launched in November of 2010, so there were no e-commerce sales in the prior year period.

In real estate, we opened three stores and closed ten stores during the quarter. At the end of the quarter, we operated 293 stores, 238 of these stores, or 81%, were in off-mall venues, and 55 stores, or 19%, were located in enclosed mall.

At the end of the quarter we had 1,913,114 square feet under lease, an 11% increase from the prior year quarter. The average store size was 6529 square feet, which is a 6% increase.

Gross profit margin for the first quarter decreased 313 basis points to 40.4% of sales from 43-1/2% in the prior year. The components reported gross profit margins were as follows. First, merchandise margin decreased
175 basis points as a percentage of sales. As expected, higher inbound freight costs negatively affected the margin during the quarter, albeit not to the level we experienced during the back half of fiscal 2010.

The year-over-year increase in inbound freight costs accounted for 94 basis points of the decrease. The remainder of the decrease in merchandise margins was the result of higher rates, promotional activity, and markdowns as compared to the prior year.

Secondly, store occupancy costs increased 69 basis points as a percentage of sales. This increase was primarily the result of a decline in comparable store sales, and a reduction in the number of renegotiated leases versus the prior year.

Third, outbound freight costs increased 62 basis points as a percentage of sales, reflecting deleverage and an increase in diesel fuel costs, as well as shipping and packaging costs associated with e-commerce.

And lastly, central distribution costs increased 7 basis points as a percentage of sales due to deleverage.

Operating expenses for the quarter were $29.7 million or 31.4% of sales, as compared to $26.7 million or
28-1/2% of sales for the prior year quarter. Deleverage from the comparable store sales decrease led to an increase in store wages as percentage of sales, accounting for 65 basis points of the increase in operating expenses.

Stock compensation charges increase 39 basis points as a percentage of sales as a result of the increase in valuations associated with stock options and restricted stock grants.

Marketing expenses increased 37 basis points as a percentage of sales as a result of an increase in promotional activities, as well as the decline in comp sales. The remainder of the increase in the operating expense ratio is primarily due to deleverage.

Depreciation and amortization increased 17 basis points as a percentage of sales, reflecting the increase in capital expenditures during 2010, combined with relatively flat total sales.
Operating income for the fourth quarter was $5.2 million or 5.5% of sales, as compared to $11 million or 11.7% of sales in the prior year quarter.

Income tax expense was $2 million or 38.2% of pre-tax income, versus expense of $4-1/2 million or 40.6% of pre-tax income recorded in the prior year quarter. The decline in the tax rate was primarily the result of a reorganization of the company’s legal entity structure, which resulted in a lower projected state tax rate.

Reported net income for the quarter was $3.2 million or 15 cents per diluted share, as compared to net income of $6.5 million or 32 cents per diluted share in the prior year quarter.

Turning over to the balance sheet and the cash flow statement, inventories at April 30, 2011 were $44.6 million, which was within our guidance range, or $152,000 per store, as compared to $38.3 million or $136,000 per store in the prior year. These numbers reflect an increase in total inventory of 16% and an increase of
12% on a per store basis. This compares to an 11% year-over-year increase in total square footage and a 6%
increase in average store size. We expect to end the second quarter with inventory levels in the range of $46 to $48 million.

At the end of the quarter, we had $90.3 million cash on hand, an increase of $16.7 million versus the prior year. No borrowings were outstanding under our revolving line of credit.
Capital expenditures for the quarter were $3.1 million, consisting primarily of information technology investments, and the construction of three new stores.

The final item I’ll cover before turning it back over to Robert is to provide some guidance on our outlook for the second quarter of 2011, and some high level performance goals for the full-year fiscal 2011.

For the second quarter ending July 30, 2011, we expect total sales to be in the range of $92 to $94 million, reflecting a comparable store sales decline in the mid-single-digit range, compared with net sales of $93.5 million and a comparable store sales increase of 1% in the prior year quarter.

We expect year-over-year inbound freight costs comparisons to moderate with inbound freight costs as a percentage of sales roughly equal to the prior year quarter. However, with current comp sales trends still negative, we expect pressure on the merchandise margin in the form of additional promotional activity and higher markdown rates.

Operating expenses in the second quarter should approximate the amount recorded in the first quarter.
Earnings per share expected to be in the range of 1 cent to 5 cents per diluted share, as compared with 16 cents per share in the prior year quarter.
We expect to open eight to ten new stores and close approximately five stores during the quarter.

For the full-year fiscal ’11, as it relates to store count and store growth, we have moderated our expectations somewhat to account for a tightening in space availability, and delays in the expected turnover of chosen locations. We now expect to open approximately 20 net new stores for the full-year, representing an increase in total square footage of slight more than 10% versus the prior year.

The store openings will be weighted toward the back half of the year and the timing of the remaining closings will coincide with replacement store openings.

Our topline expectations are for total sales in fiscal ’11 to be above fiscal ’10 in the range of 6% to 8%.
This level of sales increase takes into account the store growth expectations, combined with low-single-digit negative comparable store sales. The expectations reflect improvement in comparable store sales trends as the year progresses.

Based on our current outlook, we would expect operating margin for fiscal ’11 to decline to the 7% to 8%
range from the 10.1% recorded in fiscal ’10. We expect sourcing cost pressures and outbound transportation costs to increase due to recent rises in oil prices, particularly impacting the back half of fiscal 2011.

Some of these increases may be offset by a decline in inbound container rates, which are currently below prior year levels. Additionally, the low single-digit negative comparable store sales expectations would result in deleverage of occupancy costs and other operating expenses.

With a tax rate assumption of approximately 38.5% for fiscal ’11, we would expect earnings per share to be in the range of 95 cents to $1.05 per share for the full-year.

From a cash flow standpoint, we anticipate again generating strong operating cash flow in 2011 and fully funding our new store growth and technology improvements through this internally generated cash flow. We do not anticipate any usage of our line of credit in 2011. Our facility expires in October of this year and we are progressing nicely on the renewal or the replacement of this facility.

Capital expenditures are currently anticipated to range between $23 million and $26 million in 2011, before landlord construction allowances for new stores. We currently estimate that approximately $14 to $16 million of the total capital expenditures will relate to new store construction and $5 to $7 million will relate to information technology investments with the balance of our capital expenditures relating to maintenance and store merchandise fixture enhancements.

We are also evaluating alternative uses of cash to improve shareholder value, given the current size of our cash balance and the projected cash flows from the operations of the business. We plan to uptake — update these annual performance goals and outlook each quarter during 2011.

Thank you. And I’ll now turn the call back over to Robert.
Robert Alderson:
Thanks, Mike. First quarter results were pretty much as expected with difficult comparable sales and earnings per share comparisons, due to our historic outperformance during the first quarter of 2010.

Our sales results were consistent across our mall and off-mall store groups. Sales metrics were indicative of the results. Customer traffic on a quarter-over-quarter basis remain reasonably steady, but slightly negative, while conversion and total transactions were each down mid-single-digits, averaging a retail decrease to low-single-digits. Only items per transaction experienced an increase.

We were pleased to exceed our merchandise margin plan for the quarter, which was slightly down in the last year. We expected and experienced continued pressure on merchandise margins throughout the quarter, due to the impact of container costs on merchandise receipts from product shipped from Asia, prior to such costs beginning to moderate, the benefits of which are expected to be felt in the back half of this year.

Pressure on price of product source in Asia is evident in our negotiations, but so far manageable and not a major factor for the first quarter. We expect product price pressure to increase throughout the year and to affect merchandise margins somewhat more in the back half, but it’s difficult to quantify at this point.

As expected and reflected in our plan, consumer reaction evoked a higher degree of promotional activity for
Kirkland’s throughout the quarter, which also affected merchandise margin as we attempted to match prior year’s sales with a shorter, more focused two-week event cadence and multiple plan promotions.

Continued sales caution by our middle-America dominated customer base was evident in our stores. While traffic on a quarter-over-quarter basis held reasonable steady, customers continue to be selective and cost-conscious. Price and promotional activity clearly made a difference in the buying decision as stronger sales results were consistently generated or more liberal use were promotional coupons, sales promotions, and merchandise markdowns.

This cautious attitude towards spending contrasted strongly with the prior year quarter where strong merchandise trends in wall décor, mirrors, candles and lighting, and decorative accessories led and drove substantial full-price business in a period when all of our merchandise categories performed strongly and positively on a comparable basis.

We expect consumer caution to continue into the present quarter and for the foreseeable future, unless gas and food prices moderate, job creation accelerates, and confidence about the economy becomes more widespread and clearly felt and trusted in households.

Merchandise performance during the first quarter was particularly affected in three categories; mirrors, alternative wall décor, and frames. Before discussing these, I’d like to report and comment on a topic of interest from our last call where we mentioned our emphasis in the first quarter on remedying our second half
2010 struggles with framed images, which is typically about 15% of our annual revenue, and thus a very important category.

We attacked that problem with a focus on new and more varied content and techniques, including offerings from additional vendors; a more focused core offering with fewer promotions that diluted the value of the core group; enhancement of our canvas group to take advantage of emerging trends; fewer SKUs and deeper buys, and more balanced and consistent in-stock positions across price points and sizes.

We were gratified to experience improved performance and framed images during the first quarter. We actually exceeded our first quarter sales and margin plan, while also increasing our average unit retail. We had planned the quarter down in comp sales for art, but the positive results suggests that we’ve made headway in positioning the category for stronger downstream performance.

In alternative wall décor, our metal group featuring new offerings, engaged color, and finishes showed considerable improvement over performance in the back half of last year, and for the first quarter continued
to perform satisfactorily to plan. However, the shadowbox class continue to lose sales and margin momentum with the continuance of last year’s downtrends, despite new offerings and strong promotional support.

Merchandise trends and innovations ebb and flow in our sector and it appears this one is ebbed for the moment, so we’ll react accordingly by redirecting our investment. We’re aggressively dealing with recent performance issues in the frames category, seriously decreasing the (open to buy) dollars devoted collage frames, reducing our SKU offering, rethinking our core offering, and concentrating on a stronger and more varied effort in tabletop frames, which have performed reasonably well to plan to year-to-date.

As we deal with categories in need of improvement, our short product development and delivery cycles from source and internal product development capabilities allow us to be relatively nimble in reacting to business trends, both favorable and unfavorable.

We continue to expect solid business results in the second quarter and beyond in furniture, decorative accessories, candles and lighting, textiles, and floral. Our seasonal buys are largely accomplished for the back half and we have strong confidence in their positive contribution to second half business. We have easier comparisons in the back half, and that period represents a big opportunity for us. We continue to work on accretive business and merchandise classes not currently represented in our stores.

Second quarter sales and margin trends quarter-to-date are reflected in our guidance for the quarter in sales and earnings. We do not expect much benefit to merchandise margin from the inbound freight trends during the second quarter, but we do expect some lift in the second half. Container rates continue to slowly moderate and are on track to stabilize at more historically normal rates.

Our late second quarter big sale and back-to-school offerings are prospectively promising. In very recent days, oil and gas future suggests some relief this summer to hard pressed consumers on fuel prices. Immediate economic pressure from flood waters impacting families, crops, and homes will eventually recede in the
Midwest, and lower Mississippi Valley, and the storms of spring that pounded the heart of Kirkland’s country for weeks will moderate.

Our e-commerce business continues to progress satisfactorily, while still very early stage. The SKU set continues to slowly grow and evolve, as does our new platform capability. Our emphasis will continue to be on slow, but steady progress toward a significantly larger SKU offering in the Web store, with a sizeable percentage of SKUs offered exclusively on the Internet as we seek to expand our customer base and serve both stored and unstored areas.

Third-party offerings and fulfillment remain an opportunity and a point of development emphasis. Expansion of styles, scale, and price point are equally important in our scope of development work.

Real estate openings in the first quarter lagged our expectations. The market is quietly, but perceptively tightening for both space and deal quality. We believe that this year we can open a net of approximately 20 new stores, equating to slightly more than 10% growth in square footage without sacrificing deal and location and quality.

In the first quarter, space turnover on leased space has been delayed in numerous instances for a myriad of reasons, which is unfortunately typical in this space. We opened only three stores during the quarter and closed ten, less and more respectively than we had expected. We expect to open eight to ten stores in the second quarter. Progress in leasing and space turnover has accelerated during the second quarter, but the openings will be seriously back loaded, as always, despite our contrary intentions each year.

Vacant, large space redevelopment continues to be painfully slow to provide leasable space to the marketplace, but it does seem to be improving slightly. However, landlord preference seems to always favor a single user replacement, which slows the process considerably.

We expect some pressure on deal availability to develop maybe later this year and beyond, absent the reemergence of considerable commercial real estate development. However, we expect such commercial center development to logically follow improvement in a residential real estate market, specifically in new housing development and sales.

That has not yet happened and it’s truly anyone’s guess at the moment. When our economy begins to generate jobs, in sufficient amount, long enough to change consumer sentiment and asset disposition, and provide sufficient confidence and future prosperity that cause buyers to pull the trigger on new housing at levels that yield a new space dynamic in this marketplace.

All that said, we don’t envision a robust second quarter in sales and earnings, but we do remain somewhat encouraged by indications of improvement in areas of concern in our lead merchandise categories. At the moment, we’re not converting customers in sufficient numbers in our stores at a high enough average ticket to drive stronger results than we have opined.

That suggests some convergence of two factors; one that our merchandise mix is not resonating sufficiently with our customers, despite the great prices and value that we are offering, and that there remains some serious consumer reluctance in non-essential spending for many reasons. We are aware of the issue and quite engaged in driving our merchandise investment toward greater productivity, and I believe that we will see continued progress as the year unfolds.

We will continue our modest level of store growth this year because we’re opening very good stores at deal rates that will be beneficial to the company for many years, and it has the corollary benefit of continuing to improve the quality and potential of our store base.

We will remain controlled and productive in our use of inventory and expenses. Our IT investments remain on track and we look forward to both completion and implementation over the next 6 to 18 months in a gradual lift in productivity and human capability.

Our marketing efforts continue to be Internet-based and directed, which we believe is the best and most sufficient use of those dollars, both now and in the future, and will contribute most strongly to a more productive store group over time. Our recent surge in acquiring Facebook fans is encouraging as we engage a decidedly different and more vocal group of Internet users.

We have many challenges, but we remain confident in our box, our niche, and our team. We expect better results and are fully committed to making that happen for ourselves, our customers, and our investors.

Thanks for your interest and time today. Operator, we’re available for questions.
Operator:
Thank you. Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the
4 on your telephone. You will hear a three-toned prompt to acknowledge your request. If your question has been asked by another and you would like to withdraw your registration, you may press the 1 followed by the
3. If using a speakerphone, we ask that you please lift your handset before entering your request.

Our first question comes from the line of Brad Thomas with KeyBanc Capital Markets. Please proceed.
Bradley Thomas:	Thanks. Good morning, Robert. Good morning, Mike.
Robert Alderson:	Hey.
Michael Madden:	Hey, Brad.
Bradley Thomas:
I wanted to talk a little bit about just the trends that you saw during the quarter, in terms of your sales and what you’re seeing, you know, thus far in May, you know, that lead you to bring down your sales outlook for the year.

Michael Madden:
Well, in speaking about the first quarter first here, I think as we, I think, have discussed in the past, our comparisons were tougher earlier in the quarter and we expected a little better results later in the quarter as we started to go up against some of those easier comparisons.

As you look across the quarter, comps were pretty consistent; and therefore, kind of on a two-year basis we were a little behind the trend we were on in February and March by the time you got to April. And then, as we started May we’re kind of on that same trend and I — as we typically do, the guidance that we give for the quarter is pretty close to matching what the — we have experienced this far in the quarter, to-date.

So, that’s what’s behind the outlook there, Brad.
Bradley Thomas:
Great. And as you, you know, think about may have affected sales over the last couple of months, I recognize there’s a number of things at play here. Easter timing changing, higher gasoline prices, weather, as well as some things that you all are working on from a merchandising standpoint. Is there any order that you would put those in that you think is affecting more than others, or you know any other thoughts with respect to what it is that’s caused a lack of improvement over the last couple of months?

Robert Alderson:
You know, Brad, I think we do a really good — we seem to a bit stronger in the early part of the second quarter, especially February and March, and I think that’s sort of a continuation of the things that we do really well. They’re a little bit more décor and home-oriented.

I think we’ve had a little bit of maybe missed opportunity in flipping quickly to a more spring offering and look in our stores, and I just think that’s something that we’ll address going forward. We’ll continue to examine that hypothesis and see how it affects our planning for next year, but I think that’s a real opportunity for us.

And April has been a — typically a very difficult month and the second quarter is typically our most difficult quarter. We come out of an extended period of seasonal and high emphasis on décor and a big home
décor sale period in January, and we seem to have good steam in February and March, and then we lose it a bit in April, and so I think that’s our opportunity.

And to carry that momentum into May into Mother’s Day and beyond — Easter is not a really big factor for us, but I think our experimentation this year with Easter would lead us to believe that we can do more business around that very short holiday period, and I think we’ll take advantage of that also next year.

Bradley Thomas:
Okay. And then, looking at expenses, you know, SG&A up about 11% year-over-year. You know, you’ve yet to really get into the majority of your store openings, would you expect the — that level of expenses would accelerate, you know, that growth rate would be greater than 11% as we move forward through the year?

Michael Madden:	Not particularly. I, you know, think we said for the second quarter that it would be similar to the first quarter and, you know, I think that is pretty much the case for the rest of the year.
Bradley Thomas:	Okay, so is there — and then — so, and then as we think about margins.
Michael Madden:
Let me — just one other point on there. In the third quarter where it looks like a lot of the new store activity will pile up, there may be some additional pressure there. But aside from that, I fall back on what
I just said.

Bradley Thomas:
Okay, thanks, Mike. And so then just lastly, in terms of how to think about gross margins, you know, at this point in time would you believe gross margins will be down in each quarter through the year?

Robert Alderson:	I don’t think I’d be prepared to say that, Brad. I think (we’d).
Bradley Thomas:	Or.
Robert Alderson:
...(leave it for) — you know, I think we’ll have some moderation on the containers, the effective containers.
You know, I — it’s hard to say what the pricing issues will be. It’s just really hard to quantify that. And we have an opportunity in the back half, especially in the fourth quarter.

Michael Madden:	Certainly, Brad.
Bradley Thomas:	Okay.
Michael Madden:	...we expect some improvement in those year-over-year comparisons as we progress through the year.
Bradley Thomas:	Great. I appreciate the color. Thanks, Robert. Thanks, Mike.
Robert Alderson:	Thank you, Brad.
Operator:	Our next question comes from the line of David Magee with SunTrust Robinson Humphrey. Please proceed.
David Magee:	Yes, hi. Good morning, guys.
Michael Madden:	Hey, David.
Robert Alderson:	Good morning, David.
David Magee:
Just a couple of questions. One is I realize why you’re feeling some gross margin pressure. I’m curious what you’re seeing though in terms of the market play, is there — is there also maybe the backdrop of your competition, you know, more promotional now than maybe six months ago, or not? How would you characterize that?

Robert Alderson:
You know, it’s really a little hard to always know what your — what the effective competition is. You know, I wish I could quantify that, David. I really — it’s a difficult question to answer. I certainly think that the players in this sector are certainly more effective in their store base with their customer base than they were a year, year-and- a-half ago.

To the extent that that affects us, maybe some. I think Internet sales continue to be an increasingly important factor for all of us who are in a lot of brick and mortar stores, and not doing a lot of Internet business. But, I don’t really think that we have a passionate consumer out there right now, and I think to a certain extent when you’re a trend and style operator like Kirkland’s, I think you tend to be affected by that.

So, you know, to me that’s the biggest factor, more than particularly any one competitor is affecting us.
David Magee:
With regard to your comments about the seasonal products this fall, you say you have some enthusiasm for some
- down the pike there. Can you give us a little color as to what’s giving that enthusiasm, in terms of that visibility of that product?

Robert Alderson:
Well, I think we’re doing a better job of changing the product and reacting to opportunities that we see to drive better margin and to sell earlier, and to get some better price points. And I think we’re doing some innovative things that won’t be seen everywhere else, so that’s product that pretty much, the way we ran it last year and the way we’re going to run it in the current year, will be basically all new product.

And there’s a lot less dependence on the small item pickup business. And I think we’re — we’ll doing more in decorating in the house and outside, and we’re pretty happy with what we’ve picked to do this year, so we feel good about it. We’ve had good success over the last three years in improving our Halloween Harvest and we’re adding the back-to-school piece, which was very successful for us last year, which we view as a bit of a seasonal piece for the end of the second quarter and the beginning of the second half.

So across all of those, I think we have some optimism about how well the product will do and how well it’ll be received.
David Magee:
Thanks, Robert. And lastly, maybe for Mike, the container opportunity in the second half of the year, can you give us a little more color as to what’s sort of creating that opportunity on a year-to-year basis, and you know how big that might be for you all?

Michael Madden:	Yes.
David Magee:	Container costs.
Michael Madden:
...we’re probably running right now, just ballpark, about $500 to $600 a container lower than we were this time last year. And as you go into the fall there’s always peak season surcharges that go in, but that was the case last year as well.

So, that’s about the level, I think, that we’ll see based on what we know today. And we’ve got some good recent information on that and feel like, you know, that’s where it’s going to be this year. And as you know, last year we were paying rates that really were at all-time highs, really, for us, in terms of, you know, at least since we started in this supply chain and doing things the way we do them now.

So.
David Magee:	Great.
Michael Madden:	...that looks like an — you know, a positive for the back half, at least today it does.
David Magee:	Thanks, Mike. Good luck, guys.
Michael Madden:	Thank you.
Robert Alderson:	Thanks, David.
Operator:	Our next question comes from the line of Anthony Lebiedzinksi, with Sidoti & Company. Please proceed.
Anthony Lebiedzinksi:Good morning. You mentioned that you’re excited about some of the back-to-school items and some other seasonal items. What other things can you do to improve your product mix, which I think, Robert, you said that — you highlighted that the current merchandise mix is not resonating well.
Robert Alderson:
Well, I think we have some areas of concern, and then we have some areas that are doing really well. And I -
as I said, I think we’ve made great progress in the frame images piece of the business, which is a really big piece, and we’ve been seeing some improvement in other areas of the wall.

The wall is about a 1/3 of our business, Anthony, and so it’s important for us that we get that right. And we’ve had recent improvement in it — in the alternative wall décor and mirror side of the business, which we’re hopeful will be sustained. And we’re — and we’re redirecting investment out of some classes that are not doing well and hopefully that, rather than to keep doing the same thing and hoping, we’ll put it in a place where we’re seeing some clear productivity.

So, I think at the end of the day it’s always about using dollars the most productively — in the most productive way, and I think that’s what we’re working on right now. We have a lot things that are going well, but we have two or three things that have been somewhat miserable for several months, and it’s time to really dig and change and either fix it or dramatically collapse the category and redirect that money.

Anthony Lebiedzinksi:Okay, and also can you give us a timeframe as to the IT system rollout schedule? I know you’ve — obviously, last year you did the e-commerce, can you give us a sense as to the other IT initiatives, the timeframe and the expected benefits from those?
Michael Madden:
Sure. Anthony, this is Mike. The first one, and we’re really in the throes of it now, is point of sale. We’re in the midst of rolling out new hardware for our stores currently, and we’re planning to roll the software later this year. Some of that may bleed over into early part of next year, just given holiday season and our reluctance to, you know, be a lot messing in that are with the stores busy during Q4, so the POS system, hardware early, software later in the year, and possibly early ’12.

And then the other major project, our merchandising system, our merchandising management system that we are pushing hard, but I think, you know, and what we’ve said about that timing is spring of 2012. And those benefits, obviously, relate to our — I mean, really a key benefit would be the way we assort our stores.

And the system providing us additional capabilities and really getting the inventory assortment down to the store level, you know, better than we do today tailoring the assortment more for taste and the impact that geography has on our customers, our stores in different areas, and the taste levels in those areas.

So, I think you implement in the spring, you know, we need some time to run the system, and I think you start seeing benefits maybe later in ’12 and beyond on the merchandising side.
Anthony Lebiedzinksi:Okay. And then, I think you mentioned that you’re still looking for alternative usages of cash, so I assume that you’re still looking at a potential share buyback or a dividend?
Michael Madden:
Yes, I (don’t) really go into specifics there. I think we took a step here in actually speaking to it in the release and here on the call, and we’re in active mode in evaluating that and, you know, we’ll have more to say about that once we complete that evaluation.

Anthony Lebiedzinksi:Okay, thank you.
Robert Alderson:	Thanks, Anthony.
Operator:	Our next question comes from the line of Neely Tamminga with Piper Jaffray. Please proceed.
Neely Tamminga:
Girls are last, not first on this Q&A. Hey, just wanted to ask you guys a little bit more about the technology investments. You know, I hear some of the benefits you’re talking about, Mike, and I think this is exactly the way forward thinking retailers need to go, in terms of just going ahead and spending (this year’s) returns down the road.

But, you know, curious a little bit about the POS upgrade, specifically what you’re looking for, in terms of benefits and capabilities, kind of things you can do now versus things that enable you to do later. And then also on the merchandising planning side, is it really tailoring for taste based on inputs from buyer or is it even a little bit more science-fictiony, where it’s you know, based on purchasing behavior and customer attribution that drives — makes the suggestions on the tailoring?

Just trying to get a sense a little bit more of the benefits you guys are going to be seeing.
Michael Madden:
All right. I’ll start on that and Robert probably has some thoughts too. On the point of sale, first — the first thing on the point of sale, I would say, is we’re coming from a position with a current product that it’s very expensive to maintain, and very customized for Kirkland’s over the period of about 11 years. So, it’s become very cumbersome to keep up-to-date and do upgrades and continue to invest in it.

So, that was really the triggering reason that we went to this is to get away from what we had and get with a vendor that has more capabilities in keeping up with the emerging technology, and is investing in the space.
So, that was a key consideration.

And what we expect to get out of the point of sale is an easier to manage system in the stores, it’s more efficient, it has some workforce management capabilities that we don’t have today that’ll allow us to, you know, really manage payroll better, schedule staff better. And it’ll also allow us to do some different sorts of promotions that our system today current isn’t capable of handling.

So, it’s both on the operations side, as well as the merchandising side that I think it benefits us. And then again, my point about keeping up with emerging technologies, you know, mobile and other such things that we want to make sure that we’re in position to take advantage of going forward.

Neely Tamminga:	Hey, Mike.
Robert Alderson:	On the.
Neely Tamminga:
Hey, Mike, just a little bit more on that — can I ask just on the POS again, just one little quick question.
So, do you guys have the traffic counters in your stores in all doors? Is that something you guys can maybe tie with labor management down the road?

Michael Madden:
Yes, that’s potential — that’s another potential thing we can do. We do some of that today because we do have the data. And even though we’re — we use a lot of manual process to do those functions today, we can get at that some because we know hour by hour how many people are coming in the store and we can schedule to that.
But, I think the tying in with the new system will also benefit us there.

Robert Alderson:
I think what you’re looking for is something that is helpful at store level without having to have a lot of back office management involved with scheduling and things like that, Neely. It’s just — it allows the store manager to be a lot more reactive and use their labor a lot more wisely.

So, I mean, you’re right, it’s really important stuff from that standpoint.
Neely Tamminga:
Yes, absolutely, and I think it’s worth just, you know, pausing and recognizing where you guys have come from, you know, with respect to that, even though you’ve flown goods to the store over the years and, you know, it just continues to be this positive trend, even though there’s obviously a larger macro trend going
on.

But, I mean, it’s good to see that you guys are still investing in technology and not really slowing down, so.
Robert Alderson:
Well, I think retail is going to keep changing. You know, we’re going to see a lot of things happen around smartphones and smart tablets, and we need to be able to do anything the customer wants to do and is common and innovative in the marketplace.

And I think that’s what we’re — we’re examining all of these technologies as we’re working with the POS, so that we’ll be prepared to implement what we need to implement to stay relevant with the customer, and really a generational change that’s happening across all age groups with the use of technology and shopping.

So, we’re hopeful that the systems that we’re putting in are going to make us a much smarter and much more capable retailer downstream.
Neely Tamminga:	Best of luck you guys.
Robert Alderson:	Thank you. We appreciate it. We’ll get you on the queue better next time, maybe.
Neely Tamminga:	Just a little southern hospitality, redefined.
Robert Alderson:	Yes. We’ve got the guy in here with us right now. We’ll talk to him when this call is over.
Operator:	Our next question comes from the line of Jennifer Milan with Sterne, Agee. Please proceed.
Jennifer Milan:
Hi. Thank you. You know, I was wondering if you could talk about, I know you were working on — with the addition of Kim O’Dell last year, some changes to your visual merchandising strategy, and also had — you know, in terms of some of the signage and messaging within the stores getting — moving away from more of a -
just a pure price point message.

So, I was wondering if you could talk about any changes there that might be coming later this year?
Robert Alderson:
I think we’re going to be in a continual mode of change, Jennifer. I think we’re trying a lot of different things and we’re trying locational signage, as well as sales signage. And we’re — you know, we’re trying to get signage that’s more noticeable and provides a better hook for customers, and it’s more pleasing and creates an impression.

So, we’re looking at several different things with, not only our group, but our advisor, and then also some third-party vendors who may be able to give us some help there.

This is something that is sort of new territory for Kirkland’s, as you’re — as you know from digging into this a bit, and we’re learning as we go and we’re trying to catch up pretty quickly. I think we’ll — I think you’ll continue — I hope you see continued improvement.

With respect to how we display merchandise in the store, we’ve looked at several different iterations of how we should arrange product and how we guide customers through the store. And we’ve modified some of the things that we tried earlier in the year where we found them to be somewhat difficult to understand and implement out in our stores.

So we’ve simplified that some, but we’re still looking for really two or three things; that we engage the customer quickly when they come in the store; that we interest the customer quickly, and that’s it’s very easy to understand the things that are important, from an investment in the store, and things that have been advertised and communicated to the customer so that they’re able to go to those things quickly and efficiently and shop.

And then, we hope we keep the customer for some period of time and that they see more of our store than just what was involved in a message. So, it’s a topic and a process that is ongoing.
Jennifer Milan:	Okay, so it’s evolving. That’s understandable.
Robert Alderson:	It is.
Jennifer Milan:
I was — also I was wondering, I know it’s early days, but I was wondering if you could share possibly some of your insights from e-commerce, maybe just in terms of, you know, where you’re seeing demand from a regional basis? And then, maybe some of your insights in terms of what you’re learning about your customer incrementally, and also when you might be testing some new categories.

Robert Alderson:
Well, I think most of the progress that we’re going to see there is in front of us over the next 12 months to see major change in what we’re doing right now. We are just beginning to gear up a dedicated buying team and have just made a couple of moves there.

We’re going to be looking at bringing a very experienced e-commerce operator into our leadership team to help us drive that business forward. We would expect to get some immediate wins from that. And I can’t tell you exactly what they all are right now because we don’t have the person in-house as yet, and we have some work to do strategically to understand how to prioritize that.

I think we’re doing well with what we’re doing, but I anticipate a lot of our big gains to occur in 2012 and beyond. I think the rest of the year we’re going to continue to add SKUs, to continue to find items that because of scale or style or other reasons that we can’t bring them in the store, but we can offer them on the Web and be supplemental to the customer.

We are seeing some activity outside the geographic areas where we have stores, and that’s very encouraging, which also suggests to us that we should ramp this business up much faster than we have, and that’s what we intend to do.

Jennifer Milan:
Okay, great. And then lastly, I was just wondering, you talked about sourcing cost pressures, I was wondering where you are in terms of your buys? And also, how do you feel about — I mean, it sounds like probably not a good opportunity to pass through some of the increased costs to your consumers, given that they don’t seem to be very comfortable right now.

But, just wondering if you could talk a little bit more about what you’re seeing in terms of the sourcing environment and then potential offsets, and if you could quantify at all the level of pressure that you are seeing?

Robert Alderson:
I think I said in the script that it’s a point of discussion and especially when we’re reordering product.
And fortunately, we don’t — I don’t know, fortunately or unfortunately, we don’t reorder everything that we sell. We probably reorder 25% to 30% if you look at it on a year-over-year basis.

So, sometimes that discussion is not as — or the price increase is not as apparent because we’re moving on to new product. But, we’ve been involved in this for so long that we understand in types of product and particular sizes and particular materials what things have historically cost. So, there are not many surprises there when it’s offered at a higher price.

We said we expect the pressure on that to be more pronounced as we go through the year, and I think that’s about as much as I can quantify it, because we’ve been able to manage this reasonably well so far. I don’t think that — if you look at how our margins dropped out in the first quarter, a large percent of the delta was about freight, and so I think we had pretty good margin results and we were on plan, slightly above plan, in the first quarter.

So, I’ve — we felt good about that and didn’t feel like product price increasing was a big factor in the first quarter. I don’t think it will be in the second quarter. It may be in the back half of the year. I think the situation in China is set. I mean, if you have as much inflation as they’ve had in wages, and with the raw materials increases, I don’t think we can help but expect that we will have some price increases over the next 12 to 18 months. I mean, it’s a given and that’s whether we have container changes — or price changes in containers or not.

So, how we deal with that in a — with a more reluctant consumer is that I think we’re trying to be very selective if we do have price increases, and we will not just take the store up. We won’t do that. We’ll be very careful about how we do it. And I think we will try to point out to the customer where there’s still great value, and I think they understand those things.

Jennifer Milan:	Okay, very helpful. Thank you.
Robert Alderson:	Beyond that, I don’t really know much more to quantify for you at this moment in time. It may be more evident later and we can talk about it in some respects.
Jennifer Milan:
Okay. Thank you. One last quick question, I was wondering, I know it’s very difficult to do, but I know weather did not cooperate for you guys throughout the quarter, and I was wondering if you’re able to, you know, just kind of quantify that impact at all, both in terms of, you know, weather in Texas and then the tornados and storm-related activity in the Southeast.

Michael Madden:
Yes, I guess I would say there, Jennifer, I mean it was — we had some unfortunate periods, as did everyone that has a lot of stores in the South during the first quarter, but if it was very significant we would have quantified it and put it in. I think, you know, it’s marginally — it was a marginal impact on us and hopefully we’re through those things right now. So.

Jennifer Milan:	Okay. Thank you very much.
Robert Alderson:
We expected some issues with the flooding on the rail deliveries, but it turned out to be somewhat marginal.
I think we’re — we’ll be back to normal really in another week or so, and we had enough merchandise that we were — I don’t think we were dramatically affected.

Jennifer Milan:	Okay, great. Thank you very much. Good luck.
Robert Alderson:	Thank you, Jennifer.
Operator:	And we have time for one more question, which will be from the line of Robert Niewijk with Katana Capital. Please proceed.
Robert Niewijk:
Good morning. I have two questions related to the lower guidance. The first is on sales. I heard you say that
April and May did not improve as expected, given the easier comps, but I didn’t hear why. Do you — can you pinpoint a cause or causes for that?

Michael Madden:	Well, I think Robert touched on some of it. I think just as we got into the spring time just — we felt the merchandise wasn’t resonating as well it was earlier in the quarter.
Robert Niewijk:	Okay. And then second, what’s the reason for the lower guidance on net store openings? You went from, I believe from 20 to 30 when you add your gross openings and closings down to just a flat 20.
Michael Madden:	Right. Well, we mentioned a couple of things, and first we really effectively, from our prior range of guidance on the growth, we essentially just took it down to the low end, which is — as net 20.

And I think due to some delays in spaces that we’ve already chosen and just the availability of the space, whether it be the tenant that currently occupies it is not out yet, or the building has not been built for us to come in and finish it out, there’s some delays in some of those situations.

And the space is just tighter in getting landlords to move, in terms of cutting up bit larger spaces into smaller spaces that we can actually occupy. It’s a little bit more challenging than we had expected. So, we moderated that growth rate a little bit to account for that.

Robert Alderson:	We’ve actually.
Robert Niewijk:	Okay.
Robert Alderson:
...had some landlords be honest enough to say, “Hey, we’re slow walking some of this because we think we’re going to get a better rate later in the year, and we’ll still have a space to rent, and we’re looking, you know, over five to ten years and not over two or three months.”

So, that’s not an unreasonable thing for someone who has an investment in you know a piece of property. So, I think there’s some movement in the marketplace that is causing some of this, and I mentioned in my script that landlords prefer a single tenant replacement really to avoid further investment in their property or as much investment as they’d have to do if they break it up, and we’ve seen continued reluctance to break up those big spaces.

Robert Niewijk:	Okay. Do I — I take it from that that the lowering is more on the opening side, rather than increased closings?
Michael Madden:	Yes, I think all things all equal, yes. The closing.
Robert Niewijk:	Okay.
Michael Madden:
...number is really driven off of how many of those openings are relocations, because we still have 60 or so mall stores and like stores that we ultimately want to reposition into a better situation, and those opportunities come up and you want to take advantage of those.

That closing number is really contingent upon the relocation activity and not as much just flat shutting down stores.
Robert Niewijk:	Okay. Thank you very much.
Robert Alderson:	Thank you.
Michael Madden:	Thank you.
Operator:	And Mr. Alderson, I will now turn the call back to you.
Robert Alderson:	Well, thanks everyone for your participation today and your interest in Kirkland’s, and we look forward to speaking with you shortly.
Operator:	Ladies and gentlemen, that does conclude the conference call. We thank you for your participation and ask that you please disconnect your line.
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